CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2026, relating to the financial statements and financial highlights of
Bahl & Gaynor Dividend ETF, Bahl & Gaynor Income Growth ETF, Bahl & Gaynor Small Cap Dividend ETF, and Bahl & Gaynor Small/Mid Cap Income Growth ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the period ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 22, 2026